EXHIBIT 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 7, 2011, by and between HANCOCK FABRICS, INC., a Delaware corporation (the “Company”), and STEVEN R. MORGAN (“Executive”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.              Employment and Duties.   Subject to the terms and conditions of this Agreement, the Company employs Executive to serve as President and Chief Executive Officer. Executive accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such other duties and responsibilities as may be prescribed from time to time by the Board of Directors of the Company (the “Board”). Executive shall devote his full business time, attention and effort to the performance of his duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the Board, other than personal investment, charitable, or civic activities or, with prior notice to the Board, service in a non-executive capacity on industry, civic, community, charitable, or educational boards so long as (i) Executive does not serve on any Board that the Company considers to be a competitor, (ii) any such activities do not conflict with or unreasonably interfere with Executive’s duties, and (iii) if the Board requests Executive to resign from any such position at any time, Executive shall resign immediately. Executive currently serves on the Board and shall be nominated to stand for election at each annual or special meeting of stockholders (as applicable) as long as he serves as President and Chief Executive Officer, and such nomination shall be affirmatively recommended to the stockholders for election. Executive shall, if requested, also serve as an executive officer and/or director of any Company subsidiaries. Executive will maintain his principal office, and his principal place of work shall be, at the Company’s primary executive offices in Baldwyn, Mississippi.

2.              Term.    The term of Executive’s employment pursuant to this Agreement commenced on October 17, 2011 (the “Commencement Date”) and, unless terminated as set forth in Section 9, shall continue for a period of three (3) years ending on the third anniversary of the Commencement Date (the “Initial Term”). Following the Initial Term, this Agreement shall be extended automatically for successive one (1) year periods (the Initial Term and any extensions being collectively referred to as the “Employment Term”). Notwithstanding the foregoing, Executive shall at all times be considered an “at will” employee (subject to the obligations set forth in this Agreement). Either party may terminate this Agreement as of the end of the then-current period by giving written notice at least sixty (60) days prior to the end of that period. Notwithstanding any termination of this Agreement or Executive’s employment, Sections 9 and 10 shall remain in effect until all obligations and benefits that accrued prior to termination are satisfied.

3.               Salary.   During the Employment Term, the Company shall pay Executive an annual base salary, before deducting all applicable withholdings, of $600,000 per year, payable at the time and in the manner dictated by the Company’s standard payroll policies. Such annual base salary may be reviewed annually and increased (but not decreased without Executive’s express written consent) at the discretion of the Board or a committee thereof to reflect, among other matters, cost of living increases and performance results (such annual base salary, including any increases pursuant to this Section 3, the “Annual Base Salary”).

4.              Other Compensation and Fringe Benefits.   In addition to any executive bonus, retirement, deferred compensation and long-term incentive plans which the Company may from time to time make available to Executive, Executive shall be entitled to the following during the Employment Term:

(a)          all Company benefits generally available to the Company’s other senior executives in accordance with the terms of those plans;

(b)          all retirement, life, disability, medical and dental plan benefits generally available to the Company’s other senior executives in accordance with the terms of those plans;

(c)          an automobile allowance of $750 per month during the Employment Term;

(d)          an annual incentive bonus opportunity under the Company’s annual short-term incentive plan (“Annual Bonus Plan”) for each fiscal year in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives and other terms and conditions established by the Board or the Management Review and Compensation Committee of the Board (the “Compensation Committee”) (“Annual Bonus”); provided that for the fiscal year ending January 28, 2012 Executive’s Annual Bonus shall be based upon attainment of performance metrics previously approved by the Compensation Committee. The Annual Bonus earned shall be paid not later than sixty (60) days after the end of the applicable fiscal year to which the Annual Bonus relates. Unless provided otherwise herein or the Board determines otherwise, no Annual Bonus shall be paid to Executive unless Executive is employed by the Company on the Annual Bonus payment date; and

(e)          participation in the Company’s long-term incentive plan, which will provide certain equity incentives to the Company’s officers and key employees on terms currently being developed by the Compensation Committee. The plan will be adopted on or before April 17, 2012. Although the final terms of the plan have not yet been adopted by the Compensation Committee, elements of the plan will include: (a) an initial grant to the Executive of a number of shares of restricted common stock, par value $0.01 per share, of the Company, determined by dividing the Executive’s annual salary by the 20-trading day average closing share price as reported by the OTC Markets as of the Commencement Date, (b) vesting based 50% on time in service over the three year period from the Commencement Date) and 50% on achievement of performance metrics to be determined by the Board upon adoption of its yearly budgets in each of three fiscal years commencing with the fiscal year beginning January 29, 2012.

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5.              Equity Incentive Grant.   Executive shall immediately be granted 342,857 shares of restricted common stock, par value $0.01 per share, of the Company (the “Incentive Restricted Stock”), pursuant to the Company’s 2011 Stock Incentive Plan (the “Stock Plan”). The Incentive Restricted Stock shall vest on an annual basis over the three-year period beginning on the Commencement Date, with fifty percent (50%) vesting on the first anniversary of the Commencement Date, and twenty-five percent (25%) vesting on each of the 2nd and 3rd anniversaries of the Commencement Date, subject to Executive’s continued employment with the Company. Notwithstanding the foregoing, the Incentive Restricted Stock shall become immediately vested upon a Change in Control Event (defined herein). The specific terms and conditions of the Incentive Restricted Stock grant shall be subject to the terms of the Stock Plan, and shall be evidenced by an award agreement between Executive and the Company. “Change in Control Event” shall mean: (i) the acquisition by any person or group of persons (as such term is defined in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended to date) of shares carrying more than fifty percent (50%) of the voting rights at general meetings of the Company, (ii) the consummation of a merger or consolidation of the Company with any other company, other than (x) a merger or consolidation which actually results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or group of persons acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, (iii) the replacement of a majority of the Incumbent Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Incumbent Directors in office immediately before the date of such appointment or election, or (iv) the complete liquidation of the Company or the sale or disposition of the Company or all or substantially all of the Company’s overall assets or any transaction having a similar effect. “Incumbent Directors” shall mean members of the Board who either (x) are members of the Board as of the Commencement Date, or (y) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

6.              Vacation.   For and during each calendar year within the Employment Term, Executive shall be entitled to reasonable paid vacation periods and holidays consistent with Executive’s position and in accordance with the Company’s policies and practices with respect to its senior executive officers, or as the Board may approve.

7.              General Expense Reimbursement.   In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse Executive for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses to the extent such reimbursement is permitted under the Company’s expense reimbursement policy.

8.              Relocation Benefits.   Executive intends to sell his current Texas residence and agrees to maintain a residence in the Baldwyn/Tupelo area. In connection with such relocation, Executive shall be entitled to the relocation benefits set forth below.

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(a)          Relocation Payment. In consideration of Executive’s current intention to sell his current Texas residence (the “Primary Residence”) in connection with his employment and his establishment of a residence in the Baldwyn/Tupelo area, the Company shall pay Executive a lump sum in the amount of up to Two Hundred Thousand Dollars ($200,000) (the “Relocation Payment”). At the Company’s sole option, the Company may pay all or any part of the Relocation Payment in cash or by delivery of shares of restricted common stock, par value $0.01 per share, of the Company (the “Relocation Restricted Stock”). If the Company elects to deliver Relocation Restricted Stock, the number of shares delivered shall be equal to the portion of the Relocation Payment being paid in shares, divided by the average closing price per share for the Company’s common stock over the period of twenty trading days ending on the day prior to the date of grant, as reported by the OTC Markets. The Relocation Restricted Stock shall vest on an annual basis over the three-year period beginning on the date of grant on the same vesting schedule as the Incentive Restricted Stock (but based on anniversaries of grant date). The specific terms and conditions of the Relocation Restricted Stock grant shall be subject to the terms of the Stock Plan, and shall be evidenced by an award agreement between Executive and the Company. The Company shall pay Executive the Relocation Payment (in cash or by delivery of Relocation Restricted Stock) on or before February 15, 2012.

(b)          Relocation Benefits. In addition to the Relocation Payment, Executive shall be entitled to the following relocation benefits provided by the Company:

(i)           temporary housing in the Baldwyn/Tupelo area for the period of time ending when Executive has secured a local residence in the Baldwyn/Tupelo area (the “New Residence”);

(ii)          payment or reimbursement of reasonable airfare (and associated local transportation to and from the airport) for a total of sixteen (16) trips per year during the Employment Term, allocated among Executive and his spouse as Executive shall determine from time to time, to make home visits and/or to conduct housing searches for the New Residence;

(iii)         payment or reimbursement for reasonable and customary closing costs associated with the sale of the Primary Residence and the purchase of the New Residence, provided that any discount points, hazard insurance, property taxes, deposits and other prepaid expenses shall not be included; and

(iv)         the services of a Company-approved moving company for the packing and transportation of all of Executive’s household goods and vehicles.

The Company shall reimburse Executive for any income taxes owed by Executive as a result of the benefits provided pursuant to this Section 8(b), and such reimbursement shall be determined by the Company on a tax grossed-up basis. The amounts referenced in clauses (ii), (iii) and (iv) above that are paid by the Company on Executive’s behalf or reimbursed to Executive are referred to as “Relocation Costs.”

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9.              Termination of Employment. The Company or Executive may terminate Executive’s employment at any time and for any reason in accordance with Section 9(a) below. The Employment Term shall be deemed to have ended on the last day of Executive’s employment. The Employment Term shall terminate automatically upon Executive’s death.

(a)          Notice of Termination. Any purported termination of Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in Section 28. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the Date of Termination (as that term is defined in Section 9(b)) and, with respect to a termination for Cause (as that term is defined in Section 9(d)), Disability (as that term is defined in Section 9(e)) or Good Reason (as that term is defined in Section 9(f)), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to Executive’s Disability. A Notice of Termination from Executive shall specify whether the termination is with or without Good Reason.

(b)          Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of Executive’s death or the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given except in the case of termination for Cause, for which the Company may give less than thirty (30) days notice).

(c)          No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)          Cause. For purposes of this Agreement, a termination for “Cause” means a termination by the Company based upon: (i) an act or acts by Executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses); (ii) an act or acts by Executive which are in the good faith judgment of the Board in violation of law or of policies of the Company and which result in demonstrably material injury to the Company; (iii) if the termination shall have been the result of an act or acts of proven dishonesty by Executive resulting or intended to result directly or indirectly in significant gain or personal enrichment to the Executive at the expense of the Company; (iv) a termination upon the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability), after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties; (v) any material breach by Executive of this Agreement; or (vi) a termination as a result of a crime involving moral turpitude. In order for the Company to terminate Executive’s employment pursuant to clause (iv) or (v) of this definition of “Cause”, the Company shall have first given written notice of the circumstances alleged to constitute “Cause” under such clause and the same shall not have been cured (if capable of cure) within thirty (30) days of such written notice. If, after the expiration of any applicable cure period, the Company asserts that grounds exist for termination with Cause, it shall so notify Executive and within fifteen (15) days shall afford Executive the opportunity to appear before the Board regarding any disputed facts. The Board shall make a determination regarding the existence of “Cause” upon completion of such meeting. At any time prior to the final determination of Cause by the Board, the Company shall be entitled to suspend (with pay and benefits) Executive’s duties pending determination of the existence of “Cause”.

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(e)          Disability. For purposes of this Agreement, a termination based upon “Disability” means a termination of Executive’s employment by the Company based upon Executive’s entitlement to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the Date of Termination, or if no such policy or prior to such a determination of entitlement, based on Executive’s inability to engage in any substantial gainful activity for a period of at least six months, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Board in good faith.

(f)          Good Reason. For purposes of this Agreement, a termination for “Good Reason” means a termination by Executive during the Employment Term based upon the occurrence (without Executive’s consent) of any of the following:

(i)   a material diminution in Executive’s Annual Base Salary;

(ii)  a material diminution in Executive’s authority, duties, or responsibilities; or

(iii) a material breach by the Company of any of its obligations under this Agreement.

Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Executive gives Notice of Termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such condition or event; (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Executive’s Notice of Termination; and (3) the Executive’s employment is terminated by the Executive for Good Reason no later than two (2) years after the initial existence of such condition or event.

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10.              Obligations of the Company Upon Termination.

(a)          Termination by the Company for a Reason Other than Cause, Death or Disability and Termination by Executive for Good Reason. If Executive’s employment is terminated during the Employment Term by: (1) the Company for any reason other than Cause, death or Disability, or (2) Executive for Good Reason, then, in lieu of any other compensation, severance or benefits provided under any Company severance plan, policy or arrangement, and in exchange for the execution and delivery by Executive of a release agreement in a form satisfactory to the Company:

(i)           the Company shall pay Executive the following (collectively, the “Accrued Obligations”): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation and in accordance with the Company’s expense reimbursement policy, any expense reimbursement payments owed to Executive for expenses incurred prior to the Date of Termination; and (C) any earned but unpaid Annual Bonus payments relating to the prior fiscal year shall be paid within sixty (60) days following the end of such fiscal year;

(ii)          the Company shall pay Executive an amount equal to two (2) times Executive’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which Executive did not expressly consent in writing) (the “Severance Amount”), as follows: (A) commencing within the period starting sixty (60) days following the Date of Termination and ending on February 28 of the year following the year in which the Date of Termination occurs, the Company shall pay in equal monthly installments 1/24th of the Severance Amount each month in such period, and (B) in a lump-sum payment on or before March 15 following the end of such period, the remaining unpaid balance of the Severance Amount;

(iii)         the Company shall pay Executive the Annual Bonus, if any, to which Executive is entitled under the Annual Bonus Plan and for which Executive is eligible immediately prior to the Date of Termination, prorated for the portion of the fiscal year prior to the Date of Termination, in a lump-sum payment within sixty (60) days following the end of such fiscal year;

(iv)         (A) all shares of Incentive Restricted Stock and Relocation Restricted Stock granted by the Company that were outstanding but not vested as of the Date of Termination shall become immediately vested on the Date of Termination; and (B) all other shares of restricted stock and all restricted stock units, stock options and other forms of equity compensation (x) that would otherwise vest during the two year period following the Date of Termination based on time in service or (y) that would otherwise vest upon such termination under the terms of the applicable award agreement, shall in each case become immediately vested on the Date of Termination;

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(v)          as long as Executive pays the full monthly premiums for COBRA coverage, the Company shall provide Executive and, as applicable, Executive's eligible dependents, with continued medical and dental coverage, on the same basis as provided to the Company's active employees and their dependents, until the earlier of: (x) eighteen (18) months after the Date of Termination; or (y) the date Executive is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer; and

(vi)         within thirty (30) business days after the Date of Termination, the Company shall pay Executive a lump sum cash payment equal to eighteen monthly medical and dental COBRA premiums based on the level of coverage in effect for the Executive (e.g., employee only or family coverage) on the Date of Termination.

(b)          Termination by the Company for Cause and Termination by Executive Other Than for Good Reason. If Executive’s employment is terminated during the Employment Term by (1) the Company for Cause, or (2) Executive for any reason other than Good Reason, then:

(i)          the Company’s only obligation under this Agreement shall be payment of any Accrued Obligations described in Section 10(a)(i) and COBRA coverage described in Section 10(a)(v), except that Company shall have no obligation to pay Executive any unpaid Annual Bonus payments relating to the prior calendar year;

(ii)          Executive shall not be entitled to receive any of the compensation set forth in Section 10(a)(ii), (iii), (iv) or (vi), nor any other severance, termination pay or similar compensation or benefits; and

(iii)         if such termination by the Company or Executive shall occur within twelve (12) months of the date of the last payment to Executive of any Relocation Costs pursuant to Section 8(b), Executive shall, within sixty (60) days following the Date of Termination, reimburse the Company for any and all such amounts received.

(c)          Termination due to Death or Disability. If Executive’s employment is terminated during the Employment Term due to Executive’s death or Disability, then the Company shall pay Executive (or to Executive’s estate or personal representative in the case of death), any Accrued Obligations described in Section 10(a)(i) and COBRA coverage described in Section 10(a)(iv). In addition, all shares of Incentive Restricted Stock and Relocation Restricted Stock not vested as of the Date of Termination shall be deemed vested as of the Date of Termination. Executive shall not be entitled to receive any of the compensation set forth in Section 10(a)(ii), (iii) or (vi), nor any other severance, termination pay or similar compensation or benefits.

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(d)          Six-Month Delay. To the extent Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period.

11.             Change in Control.

(a)          If Executive’s employment is terminated during the Employment Term and within a Change in Control Period by (1) the Company for any reason other than Cause, or (2) Executive for Good Reason, then the Company shall, in lieu of any payment otherwise payable pursuant to Section 10(a)(ii) or (iii), pay Executive in a lump-sum payment as soon as practicable after Executive’s Date of Termination but in no event later than March 15 of the year following the year in which Executive’s Date of Termination occurs, an amount equal to the sum of (i) two and one-half (2.5) times Executive’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which Executive did not expressly consent in writing) and (ii) two and one-half (2.5) times the average of the Annual Bonus paid or payable to Executive for the two (2) years ended immediately prior to the Date of Termination, annualized if prorated for any partial year (if the Annual Bonus was prorated), or, if Executive has not been employed longer than one (1) year, two (2) times the Annual Bonus paid or payable to Executive for the year ended immediately prior to the Date of Termination, annualized if for a partial year. As used herein, “Change in Control Period” means the period (A) commencing on the earliest of: (x) thirty (30) days prior to the date of consummation of the Change in Control Event, (y) the date of the first public announcement of a definitive agreement that would result in a Change in Control Event (even though still subject to approval by Company’s stockholders and other conditions and contingencies), and (z) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors, provided the tender offer if successful would result in a Change in Control Event, and (B) ending on the day prior to the two-year anniversary date of the consummation of the Change in Control Event.

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(b)          Notwithstanding any other provision hereof to the contrary, if Executive receives any benefits or payments (“Change in Control Payments”) that would subject Executive to the excise tax imposed under 4999 of the Code on excess parachute payments in connection with a Change in Control of the Company (within the meaning of Section 280G of the Code), the Company will, in general, “gross up” Executive’s compensation to offset the excise tax (along with the Federal, state and local income taxes, excise taxes and payroll taxes payable by Executive with respect to the “gross up” payment), except that (i) if the aggregate Change in Control Payments that would otherwise be made to the Executive do not exceed 110% of the maximum amount of Change in Control Payments that can be made without triggering the excise tax, the Change in Control Payments to the Executive will be reduced to the extent necessary to avoid the imposition of the excise tax and no “gross up” will be paid, and (ii) if the aggregate Change in Control Payments that would otherwise be made to Executive do exceed 110% of the maximum amount of Change in Control Payments that can be made without triggering the excise tax, the full amount of those Change in Control payments will be made, Executive will have to individually bear the excise tax allocable to 10% of the aggregate total of his Change in Control Payments, and the Company will “gross up” Executive’s compensation to offset the excise taxes other than that portion that is allocable to 10% of the aggregate total of parachute payments. In the event that the Change in Control Payments exceed the minimum amount required to impose the excise tax penalty of Section 4999 of the Code (the “Threshold 280G Amount”) by an amount equal to or less than ten percent (10%) of the Threshold 280G Amount, then the Change in Control Severance Benefits shall be reduced so that they total $1.00 less than the Threshold 280G Amount, with such reduction being applied to the cash severance amounts payable under Section 11(a).

12.              Non-Delegation of Executive’s Rights. The obligations, rights and benefits of Executive hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

13.              Nondisclosure of Confidential Information. During the course of Executive’s employment with the Company, Executive will have access to certain Confidential Information. Executive agrees to hold in strictest confidence and not to use, except for the benefit of the Company, the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” means any information, without regard to form, relating to the Company’s and its subsidiaries’ and affiliates’ customers, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other persons or entities, including but not limited to technical or non-technical data, compilations (including compilations of customer, supplier, or vendor information), programs, methods, devices, techniques, processes, inventions, improvements, writings, memoranda, reports, drawings, sketches, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information shall not include any information that: (i) at the time of the disclosure was generally known to the public; (ii) becomes known to the public through no violation of this Agreement; or (iii) is disclosed to Executive by a third party that is not under an obligation to maintain the confidentiality of the information. In the event that Executive becomes legally compelled to disclose any Confidential Information, Executive shall provide the Company with prompt written notice of such requirement prior to any disclosure to allow the Company to seek a protective order or other remedy. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret under applicable law shall only be treated as Confidential Information under this Agreement for a two (2) year period following Executive’s termination of employment.

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14.              Restrictive Covenants.

(a)          Non-Competition. While Executive is employed with the Company or its affiliates, and for a period of two (2) years after Executive’s employment with the Company terminates for any reason, Executive will not, directly or indirectly, provide Executive Services, whether as an owner, investor, lender, employee, director, officer, independent contractor, or consultant to any person or entity that provides or offers products or services that are the same as or substantially similar to the products and services offered as part of the Company’s business (each, a “Competitor”); provided that in no event shall ownership of less than one percent (1%) of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 14(a); and provided further that A.C. Moore Arts & Crafts, Inc., Jo-Ann Stores, Inc., Calico Corners, Inc. and Michaels Stores, Inc. shall each be deemed to be Competitors. The “Territory” shall mean the geographic area of the United States of America. Executive acknowledges that the Territory is the geographic territory in which he performs services on behalf of the Company. “Executive Services” shall mean the provision of management and strategic business advice, direction and guidance. Following termination of the Employment Term, upon request of the Company made while this Section 14(a) is in effect, Executive shall notify the Company of Executive’s then current employment status.

(b)          Non-Solicitation of Employees. Executive agrees that while Executive is employed with the Company or its affiliates, and for two (2) years after Executive’s employment with the Company terminates for any reason, Executive shall not, directly or indirectly, whether on behalf of Executive or others, solicit, lure or attempt to hire away any individual who is or, within two (2) months of the date of such action, was an employee of the Company or any of its affiliates.

(c)          Nondisparagement. During the Employment Term and thereafter, Executive and the Company each agree not to make any untruthful or disparaging statements, written or oral, about the other party, its affiliates, their predecessors or successors or any of their past and present officers, directors, stockholders, partners, members, agents and employees or each party's business practices, operations or personnel policies and practices to any of Company's customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees, or the press or other media in any country. Nothing contained in this Section 14(c) shall preclude either party from enforcing its rights under this Agreement.

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(d)          Return of Non-Compete Payment. Executive agrees that the provisions of Section 14(a) are reasonable restrictions necessary for the protection of the Company’s business. The Company and Executive agree that twenty percent (20%) (the “Non-Compete Payment”) of any payment to Executive pursuant to Section 10(a) or Section 11(a) is specifically attributable to the provisions contained in Section 14(a). Should a court determine that any provision of Section 14(a) is unreasonable, either in period of time or otherwise, the parties hereto agree that such covenant should be interpreted and enforced to the maximum extent which such court deems reasonable. The Company and Executive acknowledge that, should a court determine that the entire covenant not to compete contained in Section 14(a) is unenforceable, there will have been a failure of consideration for the Non-Compete Payment. In such an event, Executive agrees to repay to Company the entire Non-Compete Payment within sixty (60) days following any court determined violation of Section 14(a).

15.              Proprietary Rights. Executive assigns all of Executive’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by Executive, either alone or in conjunction with others, during the Employment Term and related to the Company’s business to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States of America or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Executive during the Employment Term.

16.              Return of Company Property. Upon termination of Executive’s employment for any reason or at any time upon the Company’s request, Executive shall promptly return to the Company all Property that has been entrusted or made available to Executive by the Company. For purposes of this Agreement, “Property” means all records, files, electronic storage media, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software, equipment and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment with the Company and, if applicable, any of its affiliates (and any duplicates of any such property), which relate to the Company or its affiliates, or the Company’s or its affiliates’ business, products or services.

17.              Cooperation. In the event of termination of Executive’s employment, for whatever reason (other than death), Executive agrees to cooperate with the Company and its affiliates and to be reasonably available to the Company and its affiliates for a reasonable period of time thereafter with respect to matters arising out of Executive’s employment hereunder or any other relationship with the Company and its affiliates, whether such matters are business-related, legal or otherwise. The Company shall reimburse Executive for all expenses reasonably incurred by Executive during such period in connection with such cooperation services. Any such cooperation shall take into account any responsibilities to which Executive is subject to a subsequent employer or otherwise.

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18.              Actions.   The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by Executive to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, it is agreed between and hereby acknowledged by the parties that, in the event of a breach by Executive of any of the obligations of this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel Executive to perform as agreed herein. Executive hereby acknowledges that obligations under Sections 13, 14, 15 and 16 shall survive the termination of Executive’s employment and of the Employment Term and be binding by their terms at all times subsequent to the termination of employment for the periods specified therein. Nothing herein shall in any way limit or exclude any other right granted by law or equity to the Company.

19.              Release; Resignations.   Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit under Section 10 (other than due to Executive’s death) or Section 11, Executive shall have executed, delivered and not revoked a release in such form as is reasonably acceptable to the Company, and any waiting periods contained in such release shall have expired. With respect to any release required to receive payments owed pursuant to Section 10 or Section 11, the Company must provide Executive with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by Executive and returned to the Company, no later than thirty (30) days after the Date of Termination. In addition, in the event that Executive’s employment with the Company is terminated for any reason, Executive shall upon the Company’s request resign from each position he holds on the Board and/or the board of directors of any of Company’s affiliated entities and any position Executive holds as an officer of Company or any of Company's affiliated entities.

20.              No Mitigation.   The Company agrees that, if Executive’s employment hereunder is terminated during the Employment Term, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits or otherwise.

21.              Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.

22.              Governing Law; Consent to Jurisdiction.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Mississippi, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Each of the parties hereto: (a) irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in Mississippi, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, (b) agrees that process may be served upon them in any manner authorized by the laws of the state of Mississippi for such persons, and (c) waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and venue in the state of Mississippi and such process.

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23.              Successors.   This Agreement may not be assigned by Executive. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption by a successor shall be a material breach of this Agreement. Executive agrees and consents to any such assumption by a successor of the Company, as well as any assignment of this Agreement by the Company for that purpose. As used in this Agreement, “the Company” shall mean the Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.

24.              Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.              Legal Fees.   The Company shall reimburse Executive for reasonable attorney’s fees Executive incurs in connection with the negotiation, preparation and/or execution of this Agreement up to $5,000. If it becomes necessary for either party to file a lawsuit to enforce this Agreement, and if a final judgment is rendered by the court in such a lawsuit, the non-prevailing party shall pay the reasonable attorney’s fees and costs incurred by the prevailing party.

26.              Indemnification.   During the Term of this Agreement and after Executive’s termination of employment for any reason, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Certificate of Incorporation and By-Laws. The rights under this Section 26 shall survive the termination of employment and the Employment Term until the expiration of the applicable statute of limitations.

27.              Severability.   If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Executive in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

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28.              Notices.   Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally; (b) one (1) business day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

To the Company:

Hancock Fabrics, Inc.

One Fashion Way

Baldwyn, Mississippi 38824

Attention: Chairman of the Board

With a copy to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street NE, Suite 2800

Atlanta, Georgia 30309

Attention: W. Benjamin Barkley

To Executive: at the last residential address known by the Company.

29.              Waiver of Breach.   The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

30.              Warranty by Executive.   Executive represents and warrants to the Company that Executive is not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, oral or written, that restricts Executive’s ability to perform his obligations under this Agreement or that would be breached by Executive upon his performance of his duties pursuant to this Agreement.

31.              Compliance with Rules and Policies.   Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board. In addition, Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries and their respective employees, directors and officers.

32.              Tax Withholding.   The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

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33.              Code Section 409A. To the extent applicable, it is intended, and this Agreement shall be administered and interpreted in accordance with such intent, that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. Without limiting the generality of the foregoing: (i) for all purposes under this Agreement, reference to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treasury Regulation Section 1.409A-1(h), as uniformly applied by the Company) with the Company; (ii) to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; (iii) any tax “gross up” payment to which Executive is entitled under this Agreement shall be paid to Executive no later than the last day of the calendar year in which Executive remits the taxes to which the “gross up” payment relates to the applicable tax authority; or (iv) for purposes of Section 10(a) with respect to amounts payable in the event of termination of Executive’s employment by the Company for a reason other than Cause, death or Disability or by Executive for Good Reason, each such payment is a separate payment within the meaning of the final regulations under Section 409A.

34.              Clawback. Any incentive based compensation, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company, which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement). Executive specifically authorizes the Company to withhold from future wages any amounts that may become due under this provision; provided, however, nothing in this provision is intended to permit a change in the terms of payment of any deferred compensation subject to Section 409A in any manner that would violate or create a plan failure under Section 409A. This Section 34 shall survive the termination of this Agreement for a period of three (3) years.

[Signature Page Follows]

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EXHIBIT 10.11

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

COMPANY

HANCOCK FABRICS, INC.

By:	/s/ Steven D. Schiewe
Its:	Chairman

/s/ Steven R. Morgan
Steven R. Morgan

Signature Page to Morgan Employment Agreement